EXHIBIT 3.1
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000
                                                               FEBRUARY 11, 1997
EQUITY INCOME FUND,
SELECT TEN RETIREMENT PORTFOLIO--SERIES 1997, DEFINED ASSET FUNDS
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
C/O MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
DEFINED ASSET FUNDS
P.O. BOX 9051
PRINCETON, N.J. 08543-9051
(609) 282-8500
Dear Sirs:

     We have acted as special counsel for you as sponsor (the 'Sponsor') of Equity Income Fund, Select Ten Retirement Portfolio--Series 1997, Defined Asset Funds (the 'Fund'), in connection with the issuance of units of fractional undivided interest in the Fund (the 'Units') in accordance with the Trust Indenture relating to the Fund (the 'Indenture').

     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and instruments as we have deemed necessary or advisable for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that (i) the execution and delivery of the Indenture and the issuance of the Units have been duly authorized by the Sponsor and (ii) the Units, when duly issued and delivered by the Sponsor and the Trustee in accordance with the Indenture, will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 3.1 to the Registration Statement relating to the Units filed under the Securities Act of 1933 and to the use of our name in such Registration Statement and in the related prospectus under the heading 'Miscellaneous--Legal Opinion.'

                                          Very truly yours,

                                          DAVIS POLK & WARDWELL